EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2017 Financial Results

MENLO PARK, Calif., Feb. 01, 2018 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended December 29, 2017.

“We are pleased with our performance in the fourth quarter and full year 2017 as we delivered strong financial results, executed on our strategy and positioned the company for long-term success.  We delivered double-digit growth and expanded our margins.  We extended our exceptionally strong reputation for reactive services in the United States to Asia and Europe.  We expanded our capabilities in strategic growth areas, such as human factors and vehicle automation.  We announced in December our CEO succession plan, to promote Dr. Catherine Corrigan, President in May 2018 to the role of CEO and President.  To assist in the transition, I will continue in an executive role on a half-time basis for twelve months and it is expected that I will remain on the board and be appointed Chairman,” commented Dr. Paul Johnston, Chief Executive Officer.

“The strong demand for our services has allowed us to grow our consulting staff by 7% during 2017 while improving our annual utilization to 75%.  The large human factors project, which we have previously discussed, continued to leverage staff across our office network and business segments.  We are excited about the growing demand to better understand the interactions between products and their users. Complex technologies are part of almost every task people perform, from playing games to driving cars to performing surgeries, and our engineers and scientists are advancing our clients’ understanding of how their products will perform and what the user experience will be.  Another significant growth area for us in 2017 was leveraging our diverse expertise in construction disputes related to large capital projects as our construction consultants formed multi-disciplinary teams to address the complex inter-dependencies of infrastructure projects,” continued Dr. Johnston.

Fourth Quarter Financial Results

Total revenues in the fourth quarter of 2017 grew 15% to $88,282,000 as compared to $77,013,000 in the same period one year ago. Revenues before reimbursements increased 14% to $82,718,000 as compared to $72,753,000 in the fourth quarter of 2016.

For the fourth quarter, including the impact of the new Tax Legislation1, the net loss was $3,705,000 or $0.14 per diluted share.  During the fourth quarter of 2017, the Company recorded a one-time income tax expense of $16,507,000 related to the new Tax Legislation1.  Excluding this expense net income for the fourth quarter was $12,802,0001 or $0.471 per diluted share, an increase of 23% as compared to $10,388,000 or $0.39 per diluted share in the same period of 2016.  EBITDA2 increased by 20% to $21,822,000 as compared to $18,219,000 in the same period one year ago.

Fiscal Year 2017 Financial Results

Total revenues and revenues before reimbursements for fiscal year 2017 grew 10% year over year. For 2017, total revenues were $347,799,000 as compared to $315,076,000 in the prior year and revenues before reimbursements were $329,664,000 as compared to $299,197,000 in 2016.

For fiscal year 2017, including the impact of the new Tax Legislation1, net income was $41,305,000, or $1.53 per diluted share.  Excluding the income tax expense for the new Tax Legislation1, net income for fiscal year 2017 was $57,812,0001 or $2.141 per diluted share, an increase of 22% as compared to $47,480,000, or $1.75 per diluted share, in the prior year. In 2016, Exponent adopted a new accounting standard3 for the classification of tax adjustments associated with share-based awards.  The tax benefit realized for fiscal year 2017 was $6,518,000, or $0.24 per diluted share, as compared to $4,827,000 or $0.18 per diluted share in 2016.

EBITDA2 in fiscal year 2017 increased 17% to $87,500,000 as compared to $74,570,000 in the prior year.

For fiscal year 2017, net cash generated from operating activities was $67.8 million. During the year, Exponent paid $21.8 million in dividends, repurchased $11.9 million of common stock and ended the year with $196 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced an increase in its quarterly cash dividend from $0.21 to $0.26 to be distributed on March 23, 2018 and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 79% of the Company’s fourth quarter and 2017 net revenues.  Net revenues in this segment grew 14% in the fourth quarter and 12% in fiscal year 2017, as compared to 2016. During the year, this segment had noteworthy performances in its human factors, construction consulting, polymer science, and mechanical engineering practices.  Reactive services continued to grow as the Company’s engineers and scientists were engaged to address construction disputes, medical device litigations, and consumer product and automobile recalls.  Proactive services expanded significantly, as the Company performed human factors assessments for consumer products and design consulting for consumer electronics and vehicles.   This segment grew its consulting staff by 8% during 2017.

Exponent’s environmental and health segment represented approximately 21% of the Company’s fourth quarter and 2017 net revenues.  Net revenues in this segment grew 13% in the fourth quarter and 5% for fiscal year 2017, as compared to 2016.  During the year, the chemical regulation and food safety practice grew its proactive services to meet demand, as society remains concerned about chemicals affecting the global ecosystem and human health.  Consultants from this segment also continued to support the large human factors project.   Our environmental and health scientists provided reactive services performing human health and environmental assessments.  This segment grew its consulting staff by 3% during 2017.

Business Outlook

“Our outlook for fiscal 2018 reflects positive momentum in a number of industry sectors, as well as our expectations for the ongoing human factors assessment project to continue, but at a lower level than 2017. As a result, we expect full year 2018 revenues before reimbursements to grow in the mid-single digits and EBITDA2 margin to decline by approximately 100 to 150 basis points, as compared to 2017.  The new Tax Legislation lowers Exponent’s consolidated income tax rate to approximately 22% to 23% for 2018, after including the estimated tax adjustments associated with share-based awards.  This tax rate range is ten percentage points lower than it would have been in 2018,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Exponent’s 2017 results demonstrate our ability to grow our business through strategic market expansion and we are well-positioned to capitalize on changing market demands, both in reactive and proactive services.  The talent we have been adding in key growth areas is positioning us for long-term success.  Demonstrating further confidence in our capital position and our commitment to deliver shareholder value, we just announced a 24% increase in our quarterly dividend payment,” concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, February 1, 2018, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 539-3696 or (719) 457-2639. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820, and entering passcode 5789600#.

Footnotes

1 The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Legislation to the Company was an increase in income tax expense of $16,507,000 in the fourth quarter of 2017.The Company has significant domestic deferred tax assets primarily associated with its deferred compensation plan and stock-based compensation program, which were previously valued at the federal corporate tax rate of 35%.  The Company’s deferred tax assets were re-measured at the lower enacted corporate tax rate of 21% which contributed $15,137,000 to the estimated increase in income tax expense associated with the Tax Legislation.  The Company also has foreign earnings that were subject to the mandatory repatriation tax.  The total mandatory repatriation tax, net of the benefit of the Company’s foreign tax credits, contributed $1,370,000 to the estimated increase in income tax expense associated with the Tax Legislation.  Management believes that presenting the Company’s results excluding Tax Legislation is meaningful as excluding this item increases the comparability of period-to-period results.  Net income and diluted earnings per share excluding the impact of Tax Legislation are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. A reconciliation of the measures to GAAP is set forth below.

2 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

3 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 29, 2017 and December 30, 2016
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016

Revenues
Revenues before reimbursements	$82,718	$72,753	$329,664	$299,197
Reimbursements	5,564	4,260	18,135	15,879

Revenues	88,282	77,013	347,799	315,076

Operating expenses
Compensation and related expenses	52,842	46,543	210,289	193,397
Other operating expenses	7,578	7,176	29,544	28,397
Reimbursable expenses	5,564	4,260	18,135	15,879
General and administrative expenses	4,503	4,085	17,780	15,492

	70,487	62,064	275,748	253,165

Operating income	17,795	14,949	72,051	61,911

Other income, net
Interest income, net	422	194	1,294	683
Miscellaneous income, net	2,504	1,648	9,164	6,528
	2,926	1,842	10,458	7,211

Income before income taxes	20,721	16,791	82,509	69,122

Income taxes	24,426	6,403	41,204	21,642

Net income (loss)	$(3,705)	$10,388	$41,305	$47,480

Net income per share:
Basic	$(0.14)	$0.40	$1.57	$1.79
Diluted	$(0.14)	$0.39	$1.53	$1.75

Shares used in per share computations:
Basic	26,363	26,262	26,362	26,488
Diluted	26,363	26,955	26,986	27,166

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 29, 2017 and December 30, 2016
(unaudited)
(in thousands)

	December 29,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$124,794	$114,967
Short-term investments	71,604	58,755
Accounts receivable, net	110,100	87,409
Prepaid expenses and other assets	9,011	12,913
Total current assets	315,509	274,044
Property, equipment and leasehold improvements, net	35,014	36,710
Goodwill	8,607	8,607
Other assets	80,459	84,383
	$439,589	$403,744

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,741	$10,073
Accrued payroll and employee benefits	70,064	62,539
Deferred revenues	8,302	7,624
Total current liabilities	93,107	80,236
Other liabilities	56,102	48,508
Deferred rent	1,292	1,654
Total liabilities	150,501	130,398

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	210,263	194,632
Accumulated other comprehensive (loss) income	(2,029)	(3,126)
Retained earnings	303,990	291,243
Treasury stock, at cost	(223,169)	(209,436)
Total stockholders' equity	289,088	273,346
	$439,589	$403,744

EXPONENT, INC.
Tax Legislation (1)
For the Quarter and Year Ended December 29, 2017
(unaudited)
(in thousands)

	Quarter Ended	Year Ended
	December 29,	December 29,
	2017	2017

Net Income (loss)	$(3,705)	$41,305
Impact of Tax Legislation	16,507	16,507
Net Income excluding the impact of Tax Legislation (1)	$12,802	$57,812

Divided by average diluted shares used in the calculation of diluted earnings (excluding the impact of Tax Legislation) per share	27,001	26,986

Diluted earnings per share excluding the impact of Tax Legislation (1)	$0.47	$2.14

Diluted shares used in the calculation of diluted earnings per share	26,363	26,986
Impact of Tax Legislation	638	-

Diluted shares used in the calculation of diluted earnings per share excluding the impact of Tax Legislation (1)	27,001	26,986

(1) The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of Tax Legislation to the Company was an increase in income tax expense of $16,507,000 in the fourth quarter of 2017.The Company has significant domestic deferred tax assets primarily associated with its deferred compensation plan and stock-based compensation program, which were previously valued at the federal corporate tax rate of 35%.  The Company’s deferred tax assets were re-measured at the lower enacted corporate tax rate of 21% which contributed $15,137,000 to the estimated increase in income tax expense associated with the Tax Legislation.  The Company also has foreign earnings that were subject to the mandatory repatriation tax.  The total mandatory repatriation tax, net of the benefit of the Company’s foreign tax credits, contributed $1,370,000 to the estimated increase in income tax expense associated with the Tax Legislation.  Management believes that presenting the Company’s results excluding Tax Legislation is meaningful as excluding this item increases the comparability of period-to-period results.  Net income and diluted earnings per share excluding the impact of Tax Legislation are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

EXPONENT, INC.
EBITDA and EBITDAS (2)
For the Quarters Ended December 29, 2017 and December 30, 2016
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	December 29,	December 30,	December 29,	December 30,
	2017	2016	2017	2016

Net Income (loss)	$(3,705)	$10,388	$41,305	$47,480

Add back (subtract):

Income taxes	24,426	6,403	41,204	21,642
Interest income, net	(422)	(194)	(1,294)	(683)
Depreciation and amortization	1,523	1,622	6,285	6,131

EBITDA (2)	21,822	18,219	87,500	74,570

Stock-based compensation	3,427	2,674	16,155	13,333

EBITDAS (2)	$25,249	$20,893	$103,655	$87,903

(2) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.